Company Release – 01/28/2026

GBank Financial Holdings Inc. Announces Fourth Quarter 2025 Financial Results

LAS VEGAS, NV, January 28, 2026 -- GBank Financial Holdings Inc. (the “Company”) (NASDAQ: GBFH), the parent company of GBank (the “Bank”), today reported record net income for the quarter ended December 31, 2025 of $7.4 million, or $0.51 per diluted share. The results for the fourth quarter of 2025 include unusual items with a net impact of $192 thousand after-tax, or $0.01 per diluted share, primarily associated with severance expenses as well as costs incurred related to the discontinuation of a third-party credit card marketing campaign, partially offset by gains recognized on investment security sales. Adjusted net income(1) for the quarter ended December 31, 2025 was $7.6 million, or $0.52 adjusted diluted earning per share(1).

For the year ended December 31, 2025, net income was $20.9 million, or $1.44 per diluted share, compared to $18.6 million, or $1.39 per diluted share, for the year ended December 31, 2024. The net income for the year ended December 31, 2025 includes the above mentioned items, as well as severance expenses incurred during the third quarter of 2025 and certain non-recurring expenses associated with the listing of the Company's common stock with the Nasdaq Capital Market. Adjusted net income(1) for the year ended December 31, 2025 was $24.1 million, or $1.66 adjusted diluted earning per share(1).

Fourth Quarter 2025 Financial Highlights (Unaudited)

•
Record net revenue(1) of $20.7 million, a 2.7% increase compared to the third quarter of 2025

•
Return on average assets of 2.20% compared to 1.37% for the third quarter of 2025 and return on average stockholders' equity of 18.03% compared to 10.89% for the third quarter of 2025

•
Gain on loan sales of $3.6 million on loans sold of $92.3 million, compared to gain on loan sales of $3.6 million on loans sold of $110.8 million for the third quarter of 2025

•
Gain on loan sales margin(1) of 3.93% compared to 3.24% for the third quarter of 2025

•
Credit card transaction volume of $99.3 million and net interchange fees of $1.8 million, compared to $131.3 million and $2.4 million, respectively, for the third quarter of 2025

•
U.S. Small Business Administration (“SBA”) lending and commercial banking loan originations of $126.4 million, compared to $242.1 million for the third quarter of 2025. SBA lending activity during the fourth quarter of 2025 was impacted by the government shutdown in effect from October 1, 2025, through November 12, 2025.

•
Non-performing assets, excluding government guaranteed portions(1), of $12.5 million as of December 31, 2025, representing 0.92% of total assets

Adjusted diluted earnings per share excludes certain unusual items presented in the table below.

($'s in 000, except per share data)
Description	Three Months Ended December 31, 2025	Year Ended December 31, 2025

Form S-1 and Uplist Costs	$-	$1,079
Severance Expenses	257	1,258
Costs Incurred Related to Discontinued Credit Card Marketing Campaign	416	2,108
Net Gains on Sales of Investment Securities	(426)	(426)
Pre-Tax Impact	$247	$4,019
After-Tax Impact at 22.22% Rate	$192	$3,126
Per Share Impact	$0.01	$0.22
Reported Diluted Earnings Per Share	$0.51	$1.44
Adjusted Diluted Earnings Per Share (1)	$0.52	$1.66

(1) See Reconciliation of Non-GAAP Financial Measures

Form S-1 and uplist costs of $1.1 million pre-tax for the year ended December 31, 2025 consist of the non-recurring legal, professional, and audit fees associated with the preparation of filings made with the U.S. Securities and Exchange Commission ("SEC") for the registration of the Company's shares of common stock and listing on the Nasdaq Capital Market. Severance expenses of $1.3 million pre-tax for the year ended December 31, 2025 include salaries, benefits, and stock compensation expenses tied to the reorganization of senior management. The Bank terminated an early generation third-party non-gaming credit card marketing agreement which resulted in credit card promotion expenses totaling $416 thousand pre-tax during the fourth quarter of 2025, and credit card promotion, fraud and credit expenses of $2.1 million pre-tax for the year ended December 31, 2025. All the transactions associated with this program were non-gaming transactions.

Edward M. Nigro, Chairman and CEO of the Company, stated, “Despite several one-time items, including reductions related to the SBA government shutdown, delays in our VISA Signature credit card growth, and delays in the BoltBetz/Pooled Player Account (PPA™) launch, we delivered strong year-over-year growth. SBA originations increased to a record $576.0 million, up from $501.9 million, while credit card transaction volume grew to $420.5 million from $73.8 million, and BoltBetz/PPA™ is now live. Looking ahead, we believe our ability to drive meaningful growth in 2026 and beyond will be fueled by our Gaming and Fintech investments, along with continued improvements to our core banking platform.”

Financial Results

Income Statement

Net interest income totaled $13.5 million for the fourth quarter of 2025, reflecting an increase of $457 thousand, or 3.5%, compared to $13.0 million for the third quarter of 2025, and an increase of $1.7 million, or 14.1%, compared to the fourth quarter of 2024.

The increase in net interest income when compared to the third quarter of 2025 was primarily driven by higher average balances of interest earning assets partially offset by volume-driven increases in deposit interest expense, as the growth in earning assets was primarily funded by interest bearing demand and certificates of deposit growth. The cost of interest-bearing liabilities continued to trend downward from 4.02% during the third quarter of 2025 to 3.96% for the quarter ended December 31, 2025.

The increase in net interest income during the fourth quarter of 2025 when compared to the fourth quarter of 2024 was primarily volume driven, as higher interest income from growth in average loan and interest-bearing cash balances more than offset increases in interest expense resulting from higher average balances of interest-bearing deposits.

The yield on investment securities was 4.51% for the fourth quarter of 2025, compared to 4.62% for the third quarter of 2025 and 4.74% for the fourth quarter of 2024. The decrease in the yield when compared to the previous quarter and the same quarter of 2024 was the result of a reduction in yield on certain variable rate securities due to lower long-term interest rates.

During the fourth quarter of 2025, the Company sold $52.0 million of investment securities and realized a collective pre-tax gain on the sales of $426 thousand as part of a balance sheet repositioning to address asset-liability management objectives given the recent changes in the interest rate environment. The investment securities sold consisted of (i) available-for-sale securities with an aggregate amortized cost of $13.6 million, and (ii) the entire portfolio of held-to-maturity securities with an aggregate amortized cost of $38.4 million.

The Company’s net interest margin for the fourth quarter of 2025 was 4.21%, compared to 4.35% for the third quarter of 2025 and 4.53% for the fourth quarter of 2024. The decrease in net interest margin during the fourth quarter of 2025 when compared to the previous quarter was attributable to the impact of a 25 basis point decrease in the target federal funds rate on the Company's variable rate loan portfolio. The year-over-year decline in quarterly net interest margin reflects the impact of a cumulative 75 basis point reduction in the target federal funds rate on the Company’s variable-rate loan portfolio over the preceding twelve months.

The Company recorded a reversal (benefit) for credit losses on loans of $130 thousand for the fourth quarter of 2025, compared to $2.2 million of provision expense recorded during the third quarter of 2025, and $1.3 million of provision expense recorded during the fourth quarter of 2024. The benefit for credit losses on loans recorded in the fourth quarter of 2025 reflects adjustments to model inputs more reflective of historic losses experienced within the Company's commercial real estate loan portfolio.

(1) See Reconciliation of Non-GAAP Financial Measures

Non-interest income was $7.3 million for the fourth quarter of 2025, compared to $7.2 million for the third quarter of 2025, and $5.8 million for the fourth quarter of 2024. The $86 thousand increase in non-interest income during the fourth quarter of 2025 when compared to the third quarter of 2025 was primarily due to net gains on sales of investment securities totaling $426 thousand as well as an increase in loan servicing income of $201 thousand due to a higher average balance of loans serviced by the Bank. These favorable variances were offset by a $600 thousand decrease in net interchange fees on credit cards due to a decrease in the volume of credit card transactions when compared to the prior quarter. The $1.5 million increase in non-interest income during the fourth quarter of 2025 when compared to the fourth quarter of 2024 was driven by favorable increases in (i) credit card net interchange fees of $859 thousand as credit card transaction volume increased from $51.7 million during the fourth quarter of 2024 to $99.3 million for the same period in 2025, (ii) net gains on sales of investment securities of $426 thousand recorded during the fourth quarter of 2025, and (iii) a $366 thousand increase in loan servicing income.

Net revenue(1) totaled $20.7 million for the fourth quarter of 2025, representing an increase of $543 thousand, or 2.7%, compared to $20.2 million for the third quarter of 2025. Net revenue for the fourth quarter of 2025 increased $3.2 million, or 18.0%, when compared to $17.6 million for the fourth quarter of 2024.

Non-interest expense was $11.5 million during the fourth quarter of 2025, compared to $12.3 million for the third quarter of 2025 and $9.7 million for the fourth quarter of 2024. The quarter-over-quarter decrease in non-interest expense was due to the previous quarter reflecting higher expenses related to severance and the discontinued credit card program. The Company’s efficiency ratio was 55.3% for the fourth quarter of 2025, compared to 61.1% for the third quarter of 2025 and 55.4% for the fourth quarter of 2024.

Income tax expense was $2.0 million for the quarter ended December 31, 2025, compared to $1.3 million for the third quarter of 2025, and $1.2 million for the fourth quarter of 2024. The Company’s effective tax rate was 21.5% for the quarter ended December 31, 2025, compared to 19.1% for the quarter ended September 30, 2025, and 23.1% for the quarter ended December 31, 2024. The fluctuations in the effective tax rate are largely driven by the timing and volume of certain stock-based compensation transactions resulting in tax benefits to the Company, as well as the timing and volume of state tax adjustments.

Net income was $7.4 million for the fourth quarter of 2025, an increase of $3.1 million from $4.3 million for the third quarter of 2025, and an increase of $2.2 million from $5.2 million during the fourth quarter of 2024. Diluted earnings per share were $0.51 for the fourth quarter of 2025, compared to $0.30 for the third quarter of 2025 and $0.37 for the fourth quarter of 2024. Earnings per share and other share-based metrics have been impacted by the shares issued in the previously disclosed private placement of shares of the Company's common stock completed in October 2024.

The Company had 184 full-time equivalent employees as of December 31, 2025, compared to 187 full-time equivalent employees as of September 30, 2025, and 169 full-time equivalent employees as of December 31, 2024.

Balance Sheet

Total assets increased 4.5% to $1.4 billion as of December 31, 2025, from $1.3 billion as of September 30, 2025, and increased 21.1% from $1.1 billion as of December 31, 2024. The increase in total assets from September 30, 2025 was driven by higher loan balances as well as an increase in other assets due to an increase in miscellaneous receivables for both (i) cash in-transit related to certain investment security sales occurring during the quarter totaling $10.2 million, and (ii) an increase in balances due from the SBA related to the workout of certain government guaranteed loans totaling $6.1 million. The increase in total assets from December 31, 2024 was primarily driven by increases in loans, interest bearing deposits with banks, loan servicing assets, and all other assets. Total assets under management, including $1.0 billion of sold loans for which servicing is retained, totaled $2.4 billion as of December 31, 2025.

Total loans, net of deferred fees and costs, were $959.3 million as of December 31, 2025, compared to $940.6 million as of September 30, 2025, and $816.0 million as of December 31, 2024. Loans, net of deferred fees and costs increased $18.7 million during the fourth quarter of 2025 primarily due to increases in commercial and industrial, commercial real estate, and consumer loans, specifically credit cards, and partially offset by decreases in multifamily and residential loans. The increase in loans, net of deferred fees and costs, of $143.3 million from December 31, 2024, was primarily driven by an increase of $125.8 million in commercial real estate loans. Total government guaranteed loans as a percentage of loans(1) were 19.2% as of December 31, 2025, compared to 20.6% as of September 30, 2025, and 24.7% as of December 31, 2024.

The Company’s allowance for credit losses totaled $9.9 million as of December 31, 2025, compared to $10.6 million as of September 30, 2025, and $9.1 million as of December 31, 2024. The allowance for credit losses as a percentage of total loans was 1.03% as of December 31, 2025, compared to 1.12% as of both September 30, 2025 and December 31, 2024. The allowance for credit losses as a percentage of total loans, excluding government guaranteed portions(1), was 1.28% as of December 31, 2025, compared to 1.42% as of September 30, 2025, and 1.48% as of December 31, 2024.

(1) See Reconciliation of Non-GAAP Financial Measures

Deposits totaled $1.1 billion as of December 31, 2025, an increase of $50.5 million when compared to September 30, 2025, and an increase of $207.6 million from $935.1 million as of December 31, 2024. By deposit type, the increase from the prior quarter was driven by an increase of $49.5 million in certificates of deposit, $7.6 million in savings and money market accounts, and a $7.2 million increase in interest bearing demand deposits. Noninterest-bearing deposits totaled $214.1 million as of December 31, 2025, a decrease of $13.8 million from $227.9 million as of September 30, 2025, and a decrease of $25.5 million from $239.7 million as of December 31, 2024.

The Company’s ratio of loans to deposits was 83.9% as of December 31, 2025, compared to 86.1% as of September 30, 2025, and 87.3% as of December 31, 2024.

The Company held short-term borrowings of $371 thousand as of December 31, 2025, compared to no short term borrowings held as of September 30, 2025 or December 31, 2024. As of December 31, 2025, the Company had approximately $484.5 million in available borrowing capacity from the Federal Reserve Bank of San Francisco, the Federal Home Loan Bank of San Francisco, and through its various fed funds lines of credit with its correspondent banks.

Subordinated notes outstanding totaled $26.2 million as of December 31, 2025 compared to $26.1 million as of both September 30, 2025 and December 31, 2024.

Stockholders’ equity was $165.8 million as of December 31, 2025, compared to $158.2 million as of September 30, 2025, and $140.7 million as of December 31, 2024. The increase in stockholders’ equity when compared to both the prior quarter and the prior year is attributable to increases in retained earnings resulting from net income earned during each respective period.

The Company’s ratio of common equity to total assets was 12.19% as of December 31, 2025 and September 30, 2025, compared to 12.54% as of December 31, 2024. The Bank’s Tier 1 leverage ratio was 13.4% as of December 31, 2025, compared to 13.7% as of September 30, 2025, and 12.9% as of December 31, 2024. The increase in the Bank’s Tier 1 leverage ratio since December 31, 2024 was impacted by the downstream of $15.0 million in additional capital from the Company to the Bank during the first quarter of 2025. The Company’s book value per share was $11.52 as of December 31, 2025, an increase of 4.1% from $11.07 as of September 30, 2025, and an increase of 16.7% from $9.87 as of December 31, 2024.

Asset Quality

The Company recorded a reversal (benefit) for the provision for credit losses for loans of $130 thousand for the fourth quarter of 2025, compared to $2.2 million of provision expense recorded during the third quarter of 2025 and $1.3 million of provision expense recorded during the fourth quarter of 2024. Net loan charge-offs in the fourth quarter of 2025 totaled $557 thousand, or 0.21% of average net loans (annualized), compared to net loan charge-offs of $836 thousand, or 0.35% of average net loans (annualized) in the third quarter of 2025 and $157 thousand of net loan charge-offs, or 0.07% of average net loans (annualized) during the fourth quarter of 2024. Net loan charge-offs in the fourth quarter of 2025 were attributable to certain commercial real estate loans and credit card relationships.

Non-performing assets totaled $37.4 million as of December 31, 2025, a decrease of $80 thousand from $37.5 million as of September 30, 2025, and an increase of $23.2 million from $14.2 million as of December 31, 2024. The ratio of total non-performing assets to total assets was 2.75% as of December 31, 2025, compared to 2.88% as of September 30, 2025, and 1.26% as of December 31, 2024.

Subsequent to December 31, 2025, and prior to the filing of this press release, one non-performing loan totaling $3.6 million was paid to zero, effectively reducing the balance of non-performing assets to $33.8 million. Total non-performing assets, including the payoff occurring subsequent to year end, decreased $3.7 million quarter-over-quarter.

Our non-performing assets to total assets ratio was 2.75% as of December 31, 2025, however, this ratio includes government guaranteed balances in the balance of non-performing assets (numerator). Excluding the government guaranteed portion of non-performing assets, the ratio reflects a very manageable 0.92%(1) of total assets, further reduced to 0.86% of assets when considering the payoff occurring subsequent to year-end.

The Company continuously monitors its non-performing asset portfolio and believes the financial risk is related to these assets is well contained. In making this assessment, it is important to consider the process we undertake when a collateralized SBA non-performing asset requires collection efforts. We repurchase the sold portion of the government guaranteed loan to affect the foreclosure and resale of the property. This process immediately increases the non-performing asset balance on our balance sheet to include the government guaranteed portion – thus the importance of always adjusting for the government guaranteed portion of the non-performing assets as well as considering our “off balance sheet” assets consisting of the sold portion of USDA and SBA guaranteed loans of $1.0 billion that increase our total assets under management to $2.4 billion.

(1) See Reconciliation of Non-GAAP Financial Measures

Other Financial and Operational Highlights

SBA Lending and Commercial Banking

SBA loan originations, and the subsequent sale of the government guaranteed portion of these loans, require SBA approval which could not be obtained during the federal government shut down in effect from October 1, 2025 to November 15, 2025. Our originators advised that not only were SBA loan approvals paused, but due to many unknowns, a general business slow down occurred. Despite these challenges, our SBA lending and commercial banking teams worked diligently to originate loans totaling $126.4 million during the fourth quarter of 2025, compared to the record amount of loans originated during the third quarter of 2025 of $242.1 million. Notably, notwithstanding the government shutdown, fourth quarter 2025 loan originations exceeded fourth quarter 2024 loan originations of $120.0 million by $6.4 million.

While the fourth quarter has historically seen our largest loan sales of any quarter, such as last year, when fourth quarter 2024 loan sales increased 38% over third quarter 2024 activity, loan sale volume decreased 16.7% to $92.3 million during the fourth quarter of 2025, compared to $110.8 million for the third quarter of 2025, and $98.5 million for the fourth quarter of 2024, with the decrease largely driven by the federal government shutdown.

It is also important to note that our efforts to manage loan spreads to improve our pretax gain on sale of loans margin have begun to impact results. The average pretax gain on sale of loans margin was 3.93% for the fourth quarter of 2025, compared to 3.24% for the third quarter of 2025. This improvement in pricing quarter-over-quarter more than offset the volume decrease in loan sales, resulting in a 0.9% increase in gain on sale of loans when compared to the third quarter of 2025. We anticipate a 4% average pretax gain on sale of loan margin going forward.

Gaming/Fintech

Credit Card

While we previously completed our new credit card application platform to improve applicant use, we further expanded and optimized integrations with Plaid, Experian, Neuro ID and Precise ID to better detect and mitigate customer application fraud. We are extremely pleased with the results as we have had zero fraud applications in last seventy-five days.We further determined that we must control full credit card and PPA™ payments at GBank as the originating depository financial institution or ODFI. This transition process has commenced and, upon completion, will provide the control and scalability to engage the large payment programs anticipated through our Gaming/Fintech agreements, particularly BoltBetz funding.

Following the sudden announcement by DraftKings that it was no longer accepting credit cards, our daily transactions initially declined then gradually recovered as card holders switched to apps that accept credit cards. Our card holders currently use over twenty sports apps. Further, our credit card is now being used as a funding method for the BoltBetz App. We are launching our targeted marketing approach for new credit card customers during the first quarter of 2026.

Other Gaming

The BoltBetz Prepaid Access/Slot program for Distill Taverns was approved by the Nevada Gaming Control Board on November 21, 2025. The approval acknowledged that GBank shall be holding and settling all player and Gaming Operator funds, and as such the Gaming Operator shall not be required to maintain certain regulatory reserves – a landmark event that concluded months of gaming agency evaluations. BoltBetz is live at the first Distill Tavern with eight more to follow. Further, preparations are underway to launch Terrible Gaming’s slot program early in the second quarter of 2026.

(1) See Reconciliation of Non-GAAP Financial Measures

Subsequent Events

On January 14, 2026, the Company completed a private placement of $11.0 million in aggregate principal amount of 7.25% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “2026 Notes”). The Company intends to utilize the net proceeds for general corporate purposes, including refinancing existing indebtedness. The 2026 Notes were structured to qualify as Tier 2 capital for GBank for regulatory capital purposes. The 2026 Notes initially bear a fixed interest rate of 7.25% until January 15, 2031, after which time and until maturity on January 15, 2036, the interest rate will reset quarterly to an annual floating rate equal to the Three-Month Term Secured Overnight Financing Rate (“SOFR”) plus 382 basis points. The 2026 Notes are redeemable by the Company at its option, in whole or in part, on or after January 15, 2031. Any redemption will be at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest.

On January 15, 2026, utilizing the proceeds from the 2026 Notes, the Company redeemed $6.5 million of fixed-to-floating rate subordinated notes originally issued December 30, 2020 ("the 2020 Notes"). The 2020 Notes had a maturity date of January 15, 2031 and carried a fixed interest rate of 4.50% for the first five years through January 14, 2026. Thereafter, the 2020 Notes would have had a quarterly adjustable rate equal to the then-current three-month term SOFR as published by the Federal Reserve Bank of New York, plus four hundred twenty-three (423) basis points.

Earnings Call

The Company will host its fourth quarter 2025 earnings call on Wednesday January 28, 2026 at 2:00 p.m. PST. Interested parties can participate remotely via Internet connectivity. There will be no physical location for attendance.

Interested parties may register for the event using this link:

https://gbank-financial-earnings-q425.open-exchange.net/

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Notice Regarding Disclosures and Forward-Looking Statements

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to future events and the Company’s financial performance. Any statements about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. The Company cautions that the forward-looking statements in this press release are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Factors that could cause such changes include, but are not limited to, (i) the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; (ii) potential recession in the United States and our market areas; (iii) the impacts related to or resulting from uncertainty in the banking industry as a whole; (iv) increased competition for deposits in our market areas and related changes in deposit customer behavior; (v) the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; (vi) the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; (vii) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (viii) changes in unemployment rates in the United States and our market areas; (ix) adverse changes in customer spending and savings habits; (x) declines in commercial real estate values and prices; (xi) a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainty regarding United States fiscal debt, deficit and budget matters; (xii) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (xiii) severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of the policies of the current U.S. presidential administration or Congress; (xiv) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; (xv) competition and market expansion opportunities; (xvi) changes in non-interest expenditures or in the anticipated benefits of such expenditures; (xvii) the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; (xviii) potential costs related to the impacts of climate change; (xix) current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xx) changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s most recent filings with SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents the Company files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which the Company is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward Nigro

Executive Chairman and CEO

702-851-4200

enigro@g.bank

GBank Financial Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

						Linked Quarter		Quarter Year-Over-Year
						12/31/25 vs. 9/30/25		12/31/25 vs. 12/31/24
($’s in 000, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	$ Var	% Var	$ Var	% Var
Assets
Cash and Due From Banks	$5,326	$4,988	$11,877	$6,701	$9,262	$338	6.8%	$(3,936)	-42.5%
Interest-Bearing Deposits With Other Financial Institutions	192,538	98,402	131,352	140,270	114,860	94,136	95.7%	77,678	67.6%
Total Cash and Cash Equivalents	197,864	103,390	143,229	146,971	124,122	94,474	91.4%	73,742	59.4%

Investment Securities:
Available For Sale, at Fair Value	71,038	85,774	82,886	71,468	65,609	(14,736)	-17.2%	5,429	8.3%
Held to Maturity, at Amortized Cost	-	38,578	39,515	39,903	40,569	(38,578)	-100.0%	(40,569)	-100.0%

Loans Held For Sale	46,009	66,791	45,242	41,313	32,649	(20,782)	-31.1%	13,360	40.9%
Loans, Net of Deferred Fees and Costs:
Commercial and Industrial	80,216	66,226	59,021	56,885	64,000	13,990	21.1%	16,216	25.3%
Commercial Real Estate - Non-owner Occupied	750,565	743,084	682,021	672,379	630,551	7,481	1.0%	120,014	19.0%
Commercial Real Estate - Owner Occupied	94,576	97,396	96,526	81,768	88,802	(2,820)	-2.9%	5,774	6.5%
Construction and Land Development	2,288	2,115	4,371	3,201	2,934	173	8.2%	(646)	-22.0%
Multifamily	18,950	18,979	18,987	19,011	17,374	(29)	-0.2%	1,576	9.1%
Residential	1,316	3,828	6,810	7,619	10,584	(2,512)	-65.6%	(9,268)	-87.6%
Consumer	11,358	8,963	3,894	2,502	1,713	2,395	26.7%	9,645	563.0%
Total Loans, Net of Deferred Fees and Costs	959,269	940,591	871,630	843,365	815,958	18,678	2.0%	143,311	17.6%
Less: Allowance for Credit Losses	(9,890)	(10,577)	(9,205)	(8,997)	(9,114)	687	-6.5%	(776)	8.5%
Total Net Loans	949,379	930,014	862,425	834,368	806,844	19,365	2.1%	142,535	17.7%

Loan Servicing Asset	11,140	10,621	9,736	9,231	8,976	519	4.9%	2,164	24.1%
Restricted Investment in Bank Stock	5,513	5,513	5,513	4,652	4,652	-	0.0%	861	18.5%
All Other Assets	78,548	60,697	43,878	42,106	38,943	17,851	29.4%	39,605	101.7%
Total Assets	$1,359,491	$1,301,378	$1,232,424	$1,190,012	$1,122,364	$58,113	4.5%	$237,127	21.1%
Liabilities
Non-Interest Bearing Demand	$214,127	$227,921	$228,913	$242,650	$239,672	$(13,794)	-6.1%	$(25,545)	-10.7%
Interest Bearing Demand	70,966	63,741	57,254	62,035	68,132	7,225	11.3%	2,834	4.2%
Savings and Money Market	289,038	281,435	309,559	280,056	256,724	7,603	2.7%	32,314	12.6%
Certificates of Deposit	568,564	519,080	436,738	411,201	370,552	49,484	9.5%	198,012	53.4%
Total Deposits	1,142,695	1,092,177	1,032,464	995,942	935,080	50,518	4.6%	207,615	22.2%

Short-Term Borrowings	371	-	-	-	-	371	0.0%	371	-100.0%
Subordinated Debt	26,163	26,144	26,126	26,107	26,088	19	0.1%	75	0.3%
Operating Lease Liability	5,757	5,942	6,121	6,299	4,839	(185)	-3.1%	918	19.0%
Other Liabilities	18,750	18,922	15,964	15,048	15,657	(172)	-0.9%	3,093	19.8%
Total Liabilities	1,193,736	1,143,185	1,080,675	1,043,396	981,664	50,551	4.4%	212,072	21.6%

Equity
Common Stock	1	1	1	1	1	-	0.0%	-	0.0%
Additional Paid-in Capital	80,405	80,016	79,291	78,718	77,571	389	0.5%	2,834	3.7%
Retained Earnings	85,366	77,970	73,662	68,906	64,437	7,396	9.5%	20,929	32.5%
Accumulated Other Comprehensive (Loss) Income	(17)	206	(1,205)	(1,009)	(1,309)	(223)	-108.3%	1,292	-98.7%
Total Stockholders’ Equity	165,755	158,193	151,749	146,616	140,700	7,562	4.8%	25,055	17.8%
Total Liabilities & Stockholders’ Equity	$1,359,491	$1,301,378	$1,232,424	$1,190,012	$1,122,364	$58,113	4.5%	$237,127	21.1%

Book Value Per Common Share	$11.52	$11.07	$10.63	$10.27	$9.87	$0.45	4.1%	$1.65	16.7%

GBank Financial Holdings Inc.

Condensed Consolidated Income Statements

(Unaudited)

	Three Months Ended					For the Years Ended
($’s in 000, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Interest Income
Loans	$20,196	$18,919	$17,659	$16,836	$17,231	$73,609	$66,267
Deposits With Other Financial Institutions	1,018	1,160	1,365	1,192	1,099	4,737	4,604
Investment Securities	1,404	1,421	1,414	1,281	1,177	5,520	3,983
Other Interest Bearing Balances	121	122	117	100	103	460	375
Total Interest Income	22,739	21,622	20,555	19,409	19,610	84,326	75,229

Interest Expense
Deposits	8,998	8,339	7,905	7,230	7,535	32,472	27,774
Short-term Borrowings and Subordinated Debt	286	285	262	285	286	1,119	1,255
Total Interest Expense	9,284	8,624	8,167	7,515	7,821	33,591	29,029

Net Interest Income	13,455	12,998	12,388	11,894	11,789	50,735	46,200
Net Benefit (Provision) for Credit Losses - Loans	130	(2,207)	(1,079)	(710)	(1,337)	(3,866)	(2,190)
Net Benefit (Provision) for Credit Losses - Unfunded Commitments	52	(12)	(13)	(11)	(13)	16	(53)
Net Interest Income after Provision for Credit Losses	13,637	10,779	11,296	11,173	10,439	46,885	43,957

Non-Interest Income
Gain on Sales of Loans	3,625	3,592	2,593	2,537	3,998	12,347	12,082
Loan Servicing Income	963	762	750	703	597	3,178	1,757
Service Charges and Fees	56	60	54	56	54	228	184
Net Interchange Fees	1,806	2,406	1,535	2,003	947	7,750	1,397
Gain on Sale of Investment Securities	426	-	-	-	-	426	-
Other Income	387	357	452	164	168	1,357	818
Total Non-Interest Income	7,263	7,177	5,384	5,463	5,764	25,286	16,238

Non-Interest Expenses
Salaries and Employee Benefits	6,237	6,589	6,235	6,400	5,813	25,460	22,349
Occupancy Expenses	410	418	400	392	398	1,620	1,667
Other Expenses	4,813	5,310	3,761	4,115	3,509	17,998	12,269
Total Non-Interest Expenses	11,460	12,317	10,396	10,907	9,720	45,078	36,285

Income Before Provision For Income Taxes	9,440	5,639	6,284	5,729	6,483	27,093	23,910
Provision For Income Taxes	(2,026)	(1,282)	(1,486)	(1,224)	(1,239)	(6,019)	(5,274)
Net Income Before Equity Investment Loss	7,414	4,357	4,798	4,505	5,244	21,074	18,636
Net Loss Attributable to Equity Investment	(18)	(49)	(43)	(35)	-	(145)	-
Net Income	$7,396	$4,308	$4,755	$4,470	$5,244	$20,929	$18,636

Earnings Per Share	$0.52	$0.30	$0.33	$0.31	$0.37	$1.46	$1.41
Earnings Per Share (Diluted)	$0.51	$0.30	$0.33	$0.31	$0.37	$1.44	$1.39
Average Common Shares Outstanding	14,360	14,280	14,274	14,256	14,095	14,293	13,197
Diluted Average Common Shares Outstanding	14,555	14,525	14,551	14,549	14,327	14,484	13,426

GBank Financial Holdings Inc.

Quarter-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
(Dollars in thousands)	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$96,621	$1,018	4.18%	$97,822	$1,160	4.70%	$85,424	$1,099	5.12%
Investment Securities:
Taxable	123,431	1,404	4.51%	122,158	1,421	4.62%	98,712	1,177	4.74%
Loans and Loans Held For Sale	1,041,955	20,196	7.69%	960,679	18,919	7.81%	846,583	17,231	8.10%
Restricted Investment in Bank Stock	5,513	121	8.71%	5,513	122	8.78%	4,652	103	8.81%
Total Earning Assets	1,267,520	22,739	7.12%	1,186,172	21,622	7.23%	1,035,371	19,610	7.53%

Cash and Due From Banks	6,834			7,050			5,938
Other Assets	61,709			54,801			38,753
Total Assets	$1,336,063			$1,248,023			$1,080,062

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$67,611	415	2.44%	$60,404	320	2.10%	$64,453	385	2.38%
Money Market and Savings	288,993	2,714	3.73%	307,322	2,938	3.79%	255,068	2,496	3.89%
Certificates of Deposit	547,516	5,869	4.25%	456,611	5,081	4.41%	359,285	4,654	5.15%
Total Interest-Bearing Deposits	904,120	8,998	3.95%	824,337	8,339	4.01%	678,806	7,535	4.42%

Short-Term Borrowings	4	-	0.00%	-	-	0.00%	2	-	0.00%
Subordinated Debt	26,151	286	4.34%	26,132	285	4.33%	26,076	286	4.36%
Total Interest-Bearing Liabilities	930,275	9,284	3.96%	850,469	8,624	4.02%	704,884	7,821	4.41%

Noninterest-bearing Deposits	216,455			217,547			214,880
Other Liabilities	26,582			23,115			22,403
Stockholders’ Equity	162,751			156,892			137,895
Total Liabilities & Stockholders’ Equity	$1,336,063			$1,248,023			$1,080,062

Net Interest Income		$13,455			$12,998			$11,789

Total Yield on Earning Assets			7.12%			7.23%			7.53%
Cost on Interest-Bearing Liabilities			3.96%			4.02%			4.41%
Average Interest Spread			3.16%			3.21%			3.12%
Net Interest Margin			4.21%			4.35%			4.53%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Year-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Years Ended
	December 31, 2025			December 31, 2024
(Dollars in thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$103,230	$4,737	4.59%	$81,479	$4,604	5.65%
Investment Securities:
Taxable	117,735	5,520	4.69%	85,799	3,983	4.64%
Loans and Loans Held For Sale	945,611	73,609	7.78%	792,360	66,267	8.36%
Restricted Investment in Bank Stock	5,263	460	8.74%	4,234	375	8.86%
Total Earning Assets	1,171,839	84,326	7.20%	963,872	75,229	7.80%

Cash and Due From Banks	6,723			6,043
Other Assets	49,472			35,834
Total Assets	$1,228,034			$1,005,749

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$63,504	1,406	2.21%	$65,776	1,594	2.42%
Money Market and Savings	291,167	10,993	3.78%	224,037	8,797	3.93%
Certificates of Deposit	451,401	20,073	4.45%	332,816	17,383	5.22%
Total Interest-Bearing Deposits	806,072	32,472	4.03%	622,629	27,774	4.46%

Short-Term Borrowings	1	-	0.00%	2,046	113	5.52%
Subordinated Debt	26,123	1,118	4.28%	26,049	1,142	4.38%
Total Interest-Bearing Liabilities	832,196	33,590	4.04%	650,724	29,029	4.46%

Noninterest-bearing Deposits	219,009			219,395
Other Liabilities	23,078			20,139
Stockholders’ Equity	153,751			115,491
Total Liabilities & Stockholders’ Equity	$1,228,034			$1,005,749

Net Interest Income		$50,736			$46,200

Total Yield on Earning Assets			7.20%			7.80%
Cost on Interest-Bearing Liabilities			4.04%			4.46%
Average Interest Spread			3.16%			3.34%
Net Interest Margin			4.33%			4.79%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Additional Financial Information

(Unaudited)

	Three Months Ended					For the Years Ended
($’s in 000, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Key Performance Metrics
Return on Average Assets-Net Income (1)	2.20%	1.37%	1.59%	1.61%	1.93%	1.70%	1.85%
Return on Average Stockholders’ Equity(1)	18.03%	10.89%	12.62%	12.59%	15.13%	13.61%	16.14%
Efficiency Ratio	55.31%	61.05%	58.50%	62.84%	55.38%	59.30%	58.11%
Net Interest Margin(1)	4.21%	4.35%	4.31%	4.47%	4.53%	4.33%	4.79%
Net Revenue(2)	$20,718	$20,175	$17,772	$17,357	$17,553	$76,021	$62,438
Common Equity / Assets	12.19%	12.16%	12.30%	12.32%	12.54%	12.19%	12.54%
Tier 1 Leverage Ratio - Bank	13.42%	13.72%	13.82%	14.23%	12.90%	13.42%	12.90%

Selected Loan Metrics
Guaranteed Portion of Loans Held for Sale	$46,009	$66,791	$45,242	$41,313	$32,649	$46,009	$32,649
Guaranteed Portion of Loans Held for Investment	183,739	193,688	192,324	204,239	201,267	183,739	201,267
Total Guaranteed Loans	229,748	260,479	237,566	245,552	233,916	229,748	233,916
Guaranteed Loans as a Percent of Total Loans(2)	19.2%	20.6%	22.1%	24.2%	24.7%	19.2%	24.7%
SBA Loan Originations	$106,744	$207,683	$132,256	$129,351	$103,886	$576,034	$501,879
SBA Loans Sold	$92,258	$110,820	$82,140	$68,720	$98,545	$353,939	$316,409
Gain on Loan Sales Margin(2)	3.93%	3.24%	3.16%	3.69%	4.06%	3.49%	3.82%

Asset Quality
Total nonaccrual loans	$32,141	$34,608	$18,227	$19,220	$14,128	$32,141	$14,128
Loans past due 90 days and still accruing	854	184	146	1,153	40	854	40
Other real estate owned	4,401	2,684	-	-	-	4,401	-
Total non-performing assets	$37,396	$37,476	$18,373	$20,373	$14,168	$37,396	$14,168
Non-performing assets: guaranteed portion	$24,849	$27,112	$13,792	$14,687	$9,321	$24,849	$9,321
Non-performing assets: non-guaranteed portion	$12,547	$10,364	$4,581	$5,686	$4,847	$12,547	$4,847

Non-performing assets to total assets	2.75%	2.88%	1.49%	1.71%	1.26%	2.75%	1.26%
Non-performing assets, excluding guaranteed, to total assets(2)	0.92%	0.80%	0.37%	0.48%	0.43%	0.92%	0.43%
Net charge-offs (recoveries)	$557	$836	$870	$828	$157	$3,091	$164

Loans past due 30-89 days and accruing	$9,843	$3,595	$8,182	$14,853	$11,822	$9,843	$11,822
Loans past due 30-89 days and accruing: guaranteed portion	$4,574	$2,351	$5,650	$11,915	$8,713	$4,574	$8,713
Loans past due 30-89 days and accruing: non-guaranteed portion	$5,269	$1,244	$2,532	$2,938	$3,109	$5,269	$3,109

Allowance for Credit Losses (ACL)	$9,890	$10,577	$9,205	$8,997	$9,114	$9,890	$9,114
Nonaccrual loans	$32,141	$34,608	$18,227	$19,220	$14,128	$32,141	$14,128
ACL to nonaccrual loans	31%	31%	51%	47%	65%	31%	65%
ACL to nonaccrual loans, excluding guaranteed(2)	136%	141%	208%	168%	190%	136%	190%
ACL to loans	1.03%	1.12%	1.06%	1.07%	1.12%	1.03%	1.12%
ACL to loans, excluding guaranteed(2)	1.28%	1.42%	1.36%	1.41%	1.48%	1.28%	1.48%

Book Value
Stockholders’ Equity	$165,755	$158,193	$151,749	$146,616	$140,700	$165,755	$140,700
Common shares outstanding	14,385	14,288	14,274	14,271	14,252	14,385	14,252
Book value per common share	$11.52	$11.07	$10.63	$10.27	$9.87	$11.52	$9.87
Full-Time Equivalent Employees	184	187	188	175	169	184	169

(1) Ratios are annualized on an actual/actual basis
(2) See Reconciliation of Non-GAAP Financial Measures

GBank Financial Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended					Years Ended
($'s in 000, except per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024

Net Revenue(1)
Net Interest Income	$13,455	$12,998	$12,388	$11,894	$11,789	$50,735	$46,200
Non-Interest Income	7,263	7,177	5,384	5,463	5,764	25,286	16,238
Net Revenue	$20,718	$20,175	$17,772	$17,357	$17,553	$76,021	$62,438

Adjusted Diluted Earnings Per Share Excluding Unusual Items(2)
Net Income	$7,396	$4,308	$4,755	$4,470	$5,244	$20,929	$18,636
Unusual Items:
Form S-1 and Uplist Costs	-	30	290	759	367	1,079	367
Severance Expenses	257	1,001	-	-	-	1,258	-
Costs Incurred Related to Discontinued Credit Card Marketing Campaign	416	1,692	-	-	-	2,108	-
Net Gain on Sales of Investment Securities	(426)	-	-	-	-	(426)	-
Tax Effect of Unusual Expenses	(55)	(605)	(64)	(169)	(82)	(893)	(81)
Net Income Excluding Unusual Items	$7,588	$6,426	$4,981	$5,060	$5,529	$24,055	$18,922

Weighted average diluted shares outstanding	14,555	14,525	14,551	14,549	14,327	14,484	13,426

Diluted Earnings Per Share	$0.51	$0.30	$0.33	$0.31	$0.37	$1.44	$1.39
Adjusted Diluted Earnings Per Share Excluding Unusual Expenses	$0.52	$0.44	$0.34	$0.35	$0.39	$1.66	$1.41

Gain on Loan Sales Margin(1)
Gain on Sale of Loans	$3,625	$3,592	$2,593	$2,537	$3,998	$12,347	$12,082
Loans Sold	92,258	110,820	82,140	68,720	98,545	353,939	316,409
Gain on Loan Sales Margin	3.93%	3.24%	3.16%	3.69%	4.06%	3.49%	3.82%

Guaranteed Loans as a Percent of Loans(3)
SBA and USDA Guaranteed Loans	$183,739	$193,688	$192,324	$204,239	$201,267	$183,739	$201,267
Loans, Net of Deferred Fees and Costs	959,269	940,591	871,630	843,365	815,958	959,269	815,958
Guaranteed Loans as a % of Loans	19.2%	20.6%	22.1%	24.2%	24.7%	19.2%	24.7%

Non-performing assets, excluding guaranteed, to total assets(3)
Non-performing assets	$37,396	$37,476	$18,373	$20,373	$14,168	$37,396	$14,168
Less: SBA and USDA guaranteed portions of non-performing assets	24,849	27,112	13,792	14,687	9,321	24,849	9,321
Non-performing assets, excluding guaranteed portions	12,547	10,364	4,581	5,686	4,847	12,547	4,847
Total assets	1,359,491	1,301,378	1,232,424	1,190,012	1,122,364	1,359,491	1,122,364
Non-performing assets, excluding guaranteed, to total assets	0.92%	0.80%	0.37%	0.48%	0.43%	0.92%	0.43%

Allowance for credit losses (ACL) to nonaccrual loans, excluding guaranteed(3)
Nonaccrual loans	$32,141	$34,608	$18,227	$19,220	$14,128	$32,141	$14,128
Less: SBA and USDA guaranteed portions of nonaccrual loans	24,849	27,111	13,792	13,859	9,321	24,849	9,321
Nonaccrual loans, excluding guaranteed portions	7,292	7,497	4,435	5,361	4,807	7,292	4,807
ACL to nonaccrual loans, excluding guaranteed	136%	141%	208%	168%	190%	136%	190%

ACL to loans, excluding guaranteed(3)
Loans, net of deferred fees and costs	$959,269	$940,591	$871,630	$843,365	$815,958	$959,269	$815,958
Less: SBA and USDA guaranteed portions of loans	183,739	193,688	192,324	204,239	201,267	183,739	201,267
Loans, excluding guaranteed	775,530	746,903	679,306	639,126	614,691	775,530	614,691
ACL to loans, excluding guaranteed	1.28%	1.42%	1.36%	1.41%	1.48%	1.28%	1.48%

Non-GAAP Financial Measures Footnotes
(1) We believe this non-GAAP measurement presents trends in income generation of the Company.
(2) We believe this non-GAAP measurement presents the core earnings and core ratios of the Company by excluding certain significant one-time expenses.
(3) We believe these non-GAAP measurements provide useful metrics regarding the at-risk assets of the Company.